Exhibit 99.1

	Contacts:	ProFrac Holding Corp.
Lance Turner – Chief Financial Officer
investors@profrac.com
FOR IMMEDIATE RELEASE
Dennard Lascar Investor Relations
Ken Dennard / Rick Black
PFHC@dennardlascar.com

ProFrac Holding Corp. Completes Acquisition of West Texas Sand Operations

and Related Upsize of its Term Loan

WILLOW PARK, TX – July 25, 2022 – ProFrac Holding Corp. (NASDAQ: PFHC) (“ProFrac” or the “Company”) announced today that it successfully completed its acquisition of SP Silica of Monahans, LLC, and SP Silica Sales, LLC (collectively, “Monahans”), the West Texas subsidiaries of Signal Peak Silica, for approximately $90 million.

Matthew D. Wilks, ProFrac’s Executive Chairman, stated, “We are excited to add the Monahans mine to our portfolio that when combined with our Kermit and La Mesa mines will provide ProFrac with close proximity sand supply to almost every well in West Texas. This increases our efficiency in the region through our ability to reduce truck traffic, fuel consumption and emissions, which helps manage our costs in this inflationary environment.”

In addition, ProFrac entered into an amendment to that certain Term Loan Credit Facility (the “Term Loan Credit Facility”), increasing the size of the Term Loan Credit Facility from $302.4 million outstanding as of July 20, 2022, to $452.4 million outstanding with the presently uncommitted option to obtain commitments for potentially an additional $100 million of delayed draw loans (the “Option”) before the earlier to occur of (i) the consummation of the previously announced agreement to acquire U.S. Well Services, Inc. and (ii) March 31, 2023. The maturity date with respect to the Term Loan Credit Facility remains the same at March 4, 2025.

ProFrac used proceeds from the increased Term Loan Credit Facility to fund the Monahans acquisition, and anticipates using the balance of the proceeds and operating cash to facilitate the acquisition of U.S. Well Services Inc., to pay outstanding debt under the Company’s ABL Credit Facility and/or for other general corporate purposes. In connection with upsizing the Term Loan Credit Facility, the ABL Credit Facility was revised to add an uncommitted $100 million Incremental Facility (the “Incremental Facility”), under the terms of which existing lenders can make additional loans (in their sole discretion) under, or new lenders can join, the Incremental Facility and increase the potential size of the ABL Credit Facility from $200 million to $300 million, subject to satisfaction of certain conditions.

Piper Sandler & Co. served as financial advisor to ProFrac on the financing and Brown Rudnick LLP acted as ProFrac’s legal counsel on the financing.

Piper Sandler & Co. also served as the exclusive financial advisor to ProFrac on the Monahans acquisition and Winston & Strawn LLP acted as ProFrac’s legal counsel on the transaction. Evercore served as exclusive financial advisor to Signal Peak Silica and Sidley Austin LLP acted as Signal Peak Silica’s legal counsel on the transaction.

About ProFrac Holding Corp.

ProFrac Holding Corp. is a growth-oriented, vertically integrated and innovation-driven energy services company providing hydraulic fracturing, completion services and other complementary products and services to leading upstream oil and gas companies engaged in the exploration and production (“E&P”) of North American unconventional oil and natural gas resources. Founded in 2016, ProFrac was built to be the go-to service provider for E&P companies’ most demanding hydraulic fracturing needs. ProFrac is focused on employing new technologies to significantly reduce “greenhouse gas” emissions and increase efficiency in what has historically been an emissions-intensive component of the unconventional E&P development process. For more information, please visit the ProFrac’s website at www.pfholdingscorp.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements included in this press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements are accompanied by words such as “may,” “should,” “would,” “continue,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “plan,” “future,” “outlook,” or similar expressions that predict or indicate future events or trends that are not statements of historical fact, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relate to future events or the Company’s future financial or operating performance. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of ProFrac’s management and are not predictions of actual performance. These forward-looking statements include, among other things, statements regarding: the Company’s strategies and plans for growth; the Company’s positioning, resources, capabilities, and expectations for future performance; market and industry expectations; the Company’s potential acquisition of U.S. Well Services, Inc.; the Company’s estimates with respect to the profitability and utilization of its fleets; expectations regarding near-term and long-term growth, and the attendant impact on the Company’s future revenues, margins, free cash flow and through-cycle positioning; the potential to return cash to shareholders; any financial or other information based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; any estimates and forecasts of financial and other performance metrics; and the Company’s outlook and financial and other guidance. Such forward-looking statements are based upon assumptions made by the Company’s management as of the date hereof and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are provided for illustrative purposes only, and are not intended to serve as, and must not be relied on by any investor as, a guarantee, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of ProFrac. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, the Company’s ability to achieve anticipated benefits of the transactions, including risks related to integrating Monahans and its personnel; the Option is presently uncommitted and there is no assurance that the Company will find any lenders willing to participate in the Option; there can be no assurance that the Company will be able to find any lenders to participate in the Incremental Facility; the Company’s ability to deploy capital and the proceeds of the loans in a manner that furthers the Company’s growth strategy, as well as the Company’s general ability to execute its business plans; the Company’s ability to complete the acquisition of U.S. Well Services, Inc., which is subject to the satisfaction of closing conditions; if completed, the ability of the Company to achieve the anticipated benefits of the U.S. Well Services Inc. acquisition without experiencing unexpected costs or other consequences; industry conditions, including fluctuations in supply, demand and prices for the Company’s products and services; global and regional economic and financial conditions; the effectiveness of the Company’s risk management strategies the future financial performance of ProFrac following the transactions; and other risks and uncertainties set forth in the documents of ProFrac filed, or will file, with the Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov. The foregoing list of risks is not exhaustive.

If any of these risks materialize, or our assumptions prove to be incorrect, actual results could differ materially from the results implied by these forward-looking statements. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward looking statements will be achieved, including without limitation any expectations about the Company’s operational and financial performance or achievements through and including 2022. There may be additional risks about which the Company is presently unaware or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company anticipates that subsequent events and developments will cause its assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it expressly disclaims any duty to update these forward-looking statements, except as otherwise required by law. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Participants in the Solicitation

In connection with the proposed transaction referenced above between ProFrac and U.S. Well Services, Inc. (“USWS”), ProFrac and USWS and their respective executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the officers and directors of ProFrac is included in ProFrac’s final prospectus filed pursuant to Rule 424(b) with the SEC on May 16, 2022. Information regarding the officers and directors of USWS is included in USWS’ Definitive Proxy Statement on Schedule 14A filed with the SEC on April 20, 2022, as amended from time to time, with respect to the 2022 Annual Meeting of Stockholders of USWS and in USWS’ Current Report on Form 8-K filed with the SEC on May 4, 2022. Additional information about ProFrac’s directors and executive officers and a description of their interests in ProFrac and the proposed transaction will be included on a registration statement on Form S-4 to be filed by ProFrac, which will include a proxy statement/prospectus (the “Proxy Statement”) and an information statement (the “Information Statement” and, together with the Proxy Statement, the “Proxy Materials”). More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Materials and other materials to be filed with the SEC in connection with the proposed transaction.

No Offer and Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of ProFrac, USWS or the combined company, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.